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                                                                    Exhibit 16.1



May 29, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 29, 2002, of Watsco, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP